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                     October 31, 2023

       Victor I.H. Sun
       Chief Executive Officer
       ZHEN DING RESOURCES INC.
       Suite 111, 3900 Place De Java, Second Floor, Brossard
       Quebec, Canada

                                                        Re: ZHEN DING RESOURCES
INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 333-193211

       Dear Victor I.H. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Robert Galletti